EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors, Occidental Petroleum Corporation


     We consent to the incorporation by reference in the registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031,
333-37970, 333-55404, 333-63444, 333-82246, and 333-83124) on Forms S-3 and S-8
of Occidental Petroleum Corporation of our report dated June 25, 2002, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the Form 10-K/A dated July 19, 2002 of Occidental Petroleum Corporation.



/s/ KPMG LLP

Los Angeles, California
July 19, 2002